Exhibit 23.5
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-207759 and No. 333-208932) of Shell Midstream Partners, L.P. of our report dated February 20, 2018, with respect to the financial statements of Mars Oil Pipeline Company LLC, included in this Annual Report (Form 10-K) of Shell Midstream Partners, L.P. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Houston, Texas
February 27, 2018